TIB Financial Corp. Receives Preliminary Approval for $37 Million
Under the Treasury's Capital Purchase Program

Naples, FL December 1, 2008 – TIB Financial Corp. (NASDAQ-NMS: TIBB) the parent company of TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc. has received preliminary approval to participate in the U. S. Treasury Department’s Capital Purchase Program as part of the Emergency Economic Stabilization Act of 2008.

"We are pleased to have been selected to participate in this voluntary program which has been designed to stabilize our economy and financial markets by providing additional resources to banks to expand their lending activities." said Thomas J. Longe, Chairman and Chief Executive Officer. “This investment by the Treasury provides an attractive and lower cost source of funds to enhance our capital position.”

Longe added, “We continue to actively support the financial needs of our customers and communities.  In fact, so far this year we have provided over $150 million of residential mortgages to homeowners and over $90 million of commercial loans to business. The additional capital strength provided through this program will further support our lending activities and the expansion of services into our communities, as well as providing flexibility to evaluate future opportunities that may arise."

The Treasury intends to invest $37 million in senior preferred stock of TIB Financial Corp. with a 5% annual dividend yield for the first five years, and 9% thereafter. In addition, the Treasury will receive warrants to purchase $5.5 million of TIB common stock at a price to be determined at closing.  Final closing of the transaction is subject to execution of standard closing documents and is expected in December.

As of September 30, 2008, TIB’s capital position was "well capitalized" by all regulatory standards.  With the Treasury's investment, the company’s leverage capital ratio would increase to approximately 10% and the total risk-based capital ratio would increase to approximately 13.6%

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.6 billion in total assets and 20 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Venice and Sebring. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $91 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies' experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com, www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.
Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB's investor relations site at www.tibfinancialcorp.com. For more information, contact Thomas J. Longe, Chairman and Chief Executive Officer at 239-659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at 239-659-5876.